Exhibit 99.1

CytoSorbents Announces Resignation of Chief Financial Officer Alexander D’Amico

PRINCETON, N.J., September 1, 2023 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification via its proprietary polymer adsorption technology, announced that Alexander D’Amico has resigned as the Company’s Chief Financial Officer as part of a mutual termination and release agreement with the Company, effective August 28, 2023.

As part of the agreement, CytoSorbents and Mr. D’Amico have agreed to terminate his employment agreement with the Company dated July 10, 2023 in its entirety, and have agreed to customary and mutual non-disparagement and release provisions, payment of specific accrued expenses, and no severance payments or vesting of equity.

Ms. Kathleen Bloch will continue to serve as the Company’s Interim Chief Financial Officer pursuant to the existing consulting agreement arrangement between the Company and Ms. Bloch.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and in cardiac surgery through blood purification. Its flagship product, CytoSorb®, is approved in the European Union, distributed in 75 countries worldwide, and has accumulated more than 212,000 human treatments to date, to reduce "cytokine storm" and other toxins that can cause organ failure. The DrugSorb™-ATR antithrombotic removal system, based on the same polymer technology as CytoSorb, has received two U.S. FDA Breakthrough Device Designations to remove two separate blood thinners during cardiothoracic surgery, including ticagrelor and the direct oral anticoagulants (DOAC) apixaban and rivaroxaban, and is undergoing pivotal clinical studies. For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, statements about potential exposures resulting from our cash positions, representations and contentions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2023, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CytoSorbents Contact:
Kathleen Bloch
(732) 398-5429
kbloch@cytosorbents.com